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                                                                    Exhibit 23.2




                       Consent of Independent Accountants
                       ----------------------------------

The Board of Directors
Markel Corporation:


We consent to the use of our report dated March 28, 2002, relating to the consolidated balance sheets of Terra Nova (Bermuda) Holdings Ltd. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, comprehensive loss, shareholder's equity, and cash flows for each of the years in the two-year period ended December 31, 2001, and the related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG Audit Plc
London, United Kingdom
April 12, 2002